UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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INTERWAVE COMMUNICATIONS INTERNATIONAL LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is the text of an e-mail from Erwin Leichtle, Chief Executive Officer of Interwave Communications International Ltd., sent to interWAVE employees on August 10, 2004:

Dear interWAVE employees,

On July 27th, 2004, we announced that we had entered into a definitive agreement to combine our company with Alvarion LTD.  I am excited and hopeful about our future.  As a combined company, we believe many factors will weigh in our favor, including the fact that we are small, entrepreneurial, capable of competing and enthusiastic.

We believe our industry has entered into a phase of consolidation during which big vendors, especially those based in China, have been sacrificing profit margin to gain market share.  We believe these vendors will be busy fighting each other while we are busy focusing and delivering on market opportunities.  We feel Alvarion has many attributes that will contribute to the growth of our combined business.

1.                                       Alvarion has a large number of engineers fully occupied with WiMax, and is probably ahead of its competitors.  InterWAVE brings mobility.  We believe this mobile broadband access (wireless 4G) combination will allow our combined company to succeed in the emerging 4G market.

2.                                       We believe the combination of the InterWAVE product portfolio and the Alvarion sales force will bring the combined company early success.

3.                                       We hope to continue to build relationships with Siemens and Alcatel, already partners of Alvarion.

4.                                       With the combined company, we believe Alvarion will benefit from a significant presence in Silicon Valley, close to an important partner, Intel.

5.                                       Alvarion has an experienced and professional board of directors.

In the next several days, we plan to file our preliminary proxy statement with the SEC in preparation for a shareholder meeting at which our shareholders will consider the amalgamation.  Meanwhile, we intend to meet with Alvarion management to discuss the post-amalgamation integration process.  We expect to close the amalgamation in late September 2004.

Meanwhile, we need to stay focused on our business and our customers.

BRgds / Erwin

WHERE YOU CAN FIND ADDITIONAL INFORMATION interWAVE will file a proxy statement and other documents concerning the proposed amalgamation transaction with the SEC. Security holders are urged to read the proxy statement when it becomes available and other relevant documents filed with the SEC because they will contain important information. interWAVE Security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed by interWAVE with the Commission at the Commission’s Web site at http://www.sec.gov. The proxy statement/prospectus and these other documents may also be obtained for free from interWAVE, Investor Relations, 2495 Leghorn Street, Mountain View, California, 94043, (650) 314-2533. interWAVE and Alvarion and their respective directors and executive officers and other members of their management and their employees may be deemed to be participants in the solicitation of proxies from the shareholders of interWAVE  with respect to the transactions contemplated by the Amalgamation agreement. Information about the directors and officers of interWAVE and Alvarion and their respective interests in the amalgamation will be available in the proxy statement that interWAVE will file with the SEC. This document is available free of charge at the Securities and Exchange Commission’s Web site at http://www.sec.gov and from interWAVE.

This email contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Alvarion’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward -looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: our limited history in completing acquisitions may adversely impact our ability to successfully integrate the business of Alvarion and interWAVE; we may face liabilities and expenses in excess of those currently anticipated with respect to the acquisition of interWAVE we may be unable to retain key personnel of interWAVE;  inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the in ability to establish and maintain relationships with commerce, advertising, marketing, and technology providers and other risks detailed from time to time in filings with the Securities and Exchange Commission. In addition, if interWAVE does not receive required shareholder approvals or either company fails to satisfy other conditions to closing, the transaction will not be consummated. Factors affecting interWAVE’s business generally include those set forth in interWAVE’s filings with the SEC, including its Annual Report on Form 10-K for its most recent fiscal year and its most recent Quarterly Report on Form 10-Q, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and its Current Reports on Form 8-K.